                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                              --------------------



                                   FORM 8-K/A

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): November 1, 1999
                               (August 19, 1999)


                           HARKEN ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)


          DELAWARE                        0-9207                95-2841597
(State or other jurisdiction of       (Commission File         (IRS Employer
         incorporation)                   Number)           Identification No.)


          16285 PARK TEN PLACE, SUITE 600                           77084
               HOUSTON, TEXAS 77084                               (ZIP Code)
     (Address of principal executive offices)


       Registrant's telephone number, including area code: (281) 717-1300

This Form 8-K/A amends the Form 8-K of Harken Energy Corporation ("Harken") filed on September 3, 1999 and supplies financial information on Xplor Energy, Inc. ("Xplor") and pro forma information regarding Harken's acquisition of Xplor on August 19, 1999.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS:

         (a)      Financial Statements of Businesses Acquired.

                  The required financial statements of Xplor, attached hereto as Annex A, are incorporated herein by reference.

         (b)      Pro Forma Financial Information

                  The pro forma financial statements of Harken, attached hereto as Annex B, give effect to the August 19, 1999 acquisition by Harken of Xplor, the May 19, 1998 acquisition by Harken of certain oil and gas properties ("the Bargo Properties") and the May 26, 1998 issuance of 5% European Notes Payable.

         (c)      Exhibits

                  2 Agreement and Plan of Merger by and among Harken Energy Corporation, XEI Acquisition Corp., and Xplor Energy, Inc. dated August 19, 1999 (previously filed).

                  23.1     Consent of KPMG LLP.

                  99.1 Stock Purchase Warrant Nos. 99A-1 and 99A-2 for the purchase of a total of 2,336,066 (subject to adjustment) shares of Harken Energy Corporation common stock (previously filed).

                                                                        Annex A
ITEM 7(a)     FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
XPLOR Energy, Inc.:



We have audited the accompanying consolidated balance sheets of XPLOR Energy, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of XPLOR Energy, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.






KPMG LLP

Houston, Texas
April 9, 1999

                               XPLOR ENERGY, INC.

                          Consolidated Balance Sheets

                           December 31, 1998 and 1997

                                    ASSETS                                           1998            1997
                                                                                 ------------     ------------
Current assets:
    Cash and cash equivalents                                                    $  1,967,687   $  2,390,114
    Accounts receivable                                                             6,522,891      3,728,937
    Prepaid expenses and other                                                         63,572        107,158
    Account receivable, stockholder                                                   620,000        413,540
                                                                                 ------------   ------------

                   Total current assets                                             9,174,150      6,639,749

Property and equipment, at cost:
    Oil and gas properties, full cost method                                       70,581,749     51,515,307
    Pipeline and equipment                                                          1,529,943      1,529,943
    Furniture and fixtures and other                                                1,155,214      1,033,941
                                                                                 ------------   ------------

                                                                                   73,266,906     54,079,191
    Less accumulated depreciation, depletion and amortization                     (43,610,114)    (5,894,191)
                                                                                 ------------   ------------

                   Net property and equipment                                      29,656,792     48,185,000

Other assets:
    Account receivable, stockholder                                                        --        206,460
    Restricted cash - escrow agreements                                             1,482,143      1,231,909
    Goodwill                                                                        1,203,610      1,341,166
    Deferred charges, net                                                                  --      3,077,125
    Debt financing costs, net                                                          72,594        237,500
                                                                                 ------------   ------------

                                                                                    2,758,347      6,094,160
                                                                                 ------------   ------------

                                                                                 $ 41,589,289   $ 60,918,909
                                                                                 ============   ============

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Current maturities of long-term debt                                         $    600,941   $ 22,898,879
    Accounts payable                                                                5,543,745      3,722,344
    Prepayments received from joint owners                                                 --        419,215
    Other payables and accrued liabilities                                          4,084,549      5,317,378
    1997 Series A convertible preferred stock, $10 par value. -0- and
       10,000,000 shares authorized; -0- and 2,500,000 shares issued
       and outstanding at December 31, 1998 and 1997, respectively                         --     24,000,602
                                                                                 ------------   ------------

                   Total current liabilities                                       10,229,235     56,358,418

Long-term debt, net of current maturities                                           5,000,000        206,667
1998 redeemable preferred stock, $0.001 par value, $73,412,788 redemption value at December 31, 1998, 20,000,000 and -0- shares authorized; 8,606,423 and -0- shares issued and outstanding at December 31, 1998 and 1997,
    respectively                                                                   72,542,747             --
Stockholders' equity (deficit):
    Common stock, par $.001 per share. 30,000,000 shares authorized;
       4,444,395 and 4,709,413 issued and outstanding at
       December 31, 1998 and 1997, respectively                                         4,444          4,709
    Paid-in capital                                                                16,179,977     19,179,712
    Accumulated deficit                                                           (62,367,114)   (14,830,597)
                                                                                 ------------   ------------

                   Total stockholders' equity (deficit)                           (46,182,693)     4,353,824
                                                                                 ------------   ------------

                                                                                 $ 41,589,289   $ 60,918,909
                                                                                 ============   ============

See accompanying notes to consolidated financial statements

                               XPLOR ENERGY, INC.

                     Consolidated Statements of Operations

                  Years ended December 31, 1998, 1997 and 1996

                                                                   1998            1997           1996
                                                                -----------     ----------     -----------
Revenues:
    Oil and gas revenues                                       $  9,588,740   $  9,109,522   $  6,043,259
    Offshore services                                                    --      1,580,807      1,744,664
                                                               ------------   ------------   ------------

             Total revenues                                       9,588,740     10,690,329      7,787,923
                                                               ------------   ------------   ------------

Costs and expenses:
    Lease operating expenses                                      2,574,986      2,153,188      1,613,863
    Production and ad valorem taxes                                 834,447        803,778        555,416
    Other operating expense                                         146,206         69,955             --
    Cost of offshore services                                            --      1,688,775      2,193,925
    Depreciation, depletion and amortization                      5,066,415      3,304,412      1,714,201
    Impairment of oil and gas properties                         35,870,838             --             --
    General and administrative                                    2,243,913      3,103,580      1,500,920
    Other costs and expenses                                        841,161      1,568,071             --
                                                               ------------   ------------   ------------

             Total costs and expenses                            47,577,966     12,691,759      7,578,325
                                                               ------------   ------------   ------------

             Income (loss) from operations                      (37,989,226)    (2,001,430)       209,598
                                                               ------------   ------------   ------------

Other (income) expenses:
    Interest expense                                              1,514,081      5,053,843      2,075,591
    Interest income                                                (331,229)       (52,285)       (24,309)
    Other expense                                                   (16,517)     1,176,256        658,135
                                                               ------------   ------------   ------------

                                                                  1,166,335      6,177,814      2,709,417
                                                               ------------   ------------   ------------

Loss before income tax benefit
    (expense) and extraordinary item                            (39,155,561)    (8,179,244)    (2,499,819)
Income tax benefit (expense)                                             --        (62,256)        35,957
                                                               ------------   ------------   ------------

             Loss before extraordinary item                     (39,155,561)    (8,241,500)    (2,463,862)

Extraordinary item - loss on early extinguishment
    of debt, net of income tax benefit of $ -0-                     175,627      3,909,307             --
                                                               ------------   ------------   ------------

             Net loss                                           (39,331,188)   (12,150,807)    (2,463,862)

Preferred stock dividends                                        (5,858,340)            --        (67,507)
Accretion of redeemable preferred stock                          (1,277,535)            --        979,943
1997 Preferred Stock Liquidation - issuance cost amortization    (1,069,454)            --             --
                                                               ------------   ------------   ------------

             Net loss applicable to common stock               $(47,536,517)  $(12,150,807)  $ (1,551,426)
                                                               ============   ============   ============

Per basic and diluted share of stock
Net loss per common share before extraordinary item            $     (10.30)  $      (2.28)  $      (0.61)
                                                               ============   ============   ============

Net loss per common share                                      $     (10.34)  $      (3.72)  $      (0.61)
                                                               ============   ============   ============

Weighted average number of shares                                 4,596,871      3,263,670      2,547,392
                                                               ============   ============   ============

See accompanying notes to consolidated financial statements

                               XPLOR ENERGY, INC.

           Consolidated Statements of Stockholders' Equity (Deficit)

                                                COMMON                                  RETAINED EARNINGS/
                                                STOCK                       PAID-IN       (ACCUMULATED
                                                SHARES        AMOUNT        CAPITAL         DEFICIT)         TOTAL
                                             ------------  ------------   ------------- ------------------ ----------
Balance at December 31, 1995                    2,320,000          2,320      5,659,042     (1,128,364)     4,532,998
Preferred stock dividend                               --             --             --        (67,507)       (67,507)
Stock issued for release of collateral            122,101            122        220,661             --        220,783
Stock option issued to lender                          --             --      1,258,256             --      1,258,256
Stock issued for redemption of preferred
    stock, accrued dividends and
    interest                                      172,469            172        846,651        979,943      1,826,766
Stock issued for acquisition of properties
    and assets of Gulfland Resources              137,599            138        499,862             --        500,000
Net loss                                               --             --             --     (2,463,862)    (2,463,862)
                                             ------------   ------------   ------------   ------------   ------------

Balance at December 31, 1996                    2,752,169          2,752      8,484,472     (2,679,790)     5,807,434
Stock issued pursuant to employment
    contracts                                     171,819            172      1,501,177             --      1,501,349
Cancellation of stock options                          --             --       (671,743)            --       (671,743)
Stock issued for South Coast acquisition        1,785,425          1,785      9,621,456             --      9,623,241
Discount stock option grant                            --             --        244,350             --        244,350
Net loss                                               --             --             --    (12,150,807)   (12,150,807)
                                             ------------   ------------   ------------   ------------   ------------

Balance at December 31, 1997                    4,709,413          4,709     19,179,712    (14,830,597)     4,353,824
Redemption of common stock                       (265,018)          (265)    (2,999,735)                   (3,000,000)
Preferred stock dividends                              --             --             --     (5,858,340)    (5,858,340)
1997 Preferred Stock Liquidation - issuance
    cost amortization                                  --             --             --     (1,069,454)    (1,069,454)
Accretion of redeemable preferred stock                --             --             --     (1,277,535)    (1,277,535)
Net loss                                                                                   (39,331,188)   (39,331,188)
                                             ------------   ------------   ------------   ------------   ------------

Balance at December 31, 1998                    4,444,395   $      4,444   $ 16,179,977   $(62,367,114)  $(46,182,693)
                                             ============   ============   ============   ============   ============

See accompanying notes to consolidated financial statements

                               XPLOR ENERGY, INC.

                     Consolidated Statements of Cash Flows

                  Years ended December 31, 1998, 1997 and 1996

                                                               1998          1997            1996
                                                           ------------   ------------    -----------
Cash flows from operating activities:
    Net loss                                               $(39,331,188)  $(12,150,807)  $ (2,463,862)
    Adjustments to reconcile net income (loss) to net
       cash (used in) provided by operating activities:
          Depreciation, depletion and amortization            5,066,415      3,404,038      1,714,201
          Ceiling test impairment                            35,870,838             --             --
          Extraordinary item - debt extinguishment              175,627      3,909,307             --
          Allowance for doubtful accounts                       291,161             --             --
          Compensation exchanged for stock                           --      1,568,071             --
          Deferred hedge settlement                                  --     (2,785,115)            --
          Deferred income tax benefit                                --             --        (35,957)
          Common stock issued for collateral release
             and interest expense                                    --             --        376,750
          Interest earned on restricted escrow accounts        (111,034)            --             --
          Net realized loss on securities                            --        578,452             --
          Amortization of debt discount                              --        420,000        368,598
          Amortization of deferred costs                        628,790      1,601,700             --
          Other expense                                         243,351             --             --
          Loss on disposal of leaseholds                             --             --          9,064
          Unrealized (loss) gain on marketable securities            --       (462,999)       462,999
          Imputed interest                                      272,895        112,894         21,202
          Changes in assets and liabilities:
             Accounts receivable                             (3,085,115)      (289,733)    (2,635,401)
             Prepaid expenses and other                          43,586        (70,920)        50,140
             Prepayments from joint interest owners            (419,215)       130,422       (363,260)
             Other payable and accrued liabilities              588,572        382,848      3,110,740
                                                           ------------   ------------   ------------

                Net cash provided by (used in)
                  operating activities                          234,683     (3,651,842)       615,214
                                                           ------------   ------------   ------------

Cash flows from investing activities:
    Capital expenditures and acquisition of properties      (25,242,686)   (13,522,368)   (19,075,204)
    Payments on escrow agreements                              (139,200)      (215,800)      (206,000)
    Deferred costs                                                   --       (322,317)            --
    Proceeds from sales of oil and gas properties             5,254,971        209,951      1,136,363
    Proceeds from sales of securities                                --      2,508,666             --
                                                           ------------   ------------   ------------

                Net cash used in investing activities       (20,126,915)   (11,341,868)   (18,144,841)
                                                           ------------   ------------   ------------

                                                                     (Continued)

                               XPLOR ENERGY, INC.

                     Consolidated Statements of Cash Flows

                  Years ended December 31, 1998, 1997 and 1996

                                                                      1998          1997            1996
                                                                  ------------   ------------    -----------
Cash flows from financing activities:
    Proceeds from borrowings                                     $ 12,000,000   $ 46,378,397   $ 25,463,023
    Debt issuance costs                                               (89,511)    (1,487,299)      (769,300)
    Payments of long-term debt                                    (29,777,500)   (52,425,495)    (6,665,424)
    Redemption of common stock                                     (3,000,000)            --             --
    Repurchased 1997 preferred stock                               (6,795,581)            --             --
    Preferred stock dividends                                      (1,704,231)            --             --
    1997 preferred stock issuance costs incurred in 1998              (70,056)            --             --
    Proceeds from sale of preferred stock, net of issuance         48,906,684     24,000,602             --
                                                                 ------------   ------------   ------------

                Net cash provided by financing activities          19,469,805     16,466,205     18,028,299
                                                                 ------------   ------------   ------------

                Net increase  (decrease) in cash and cash
                  equivalents                                        (422,427)     1,472,495        498,672

Cash and cash equivalents at beginning of period                    2,390,114        917,619        418,947
                                                                 ------------   ------------   ------------

Cash and cash equivalents at end of period                       $  1,967,687   $  2,390,114   $    917,619
                                                                 ============   ============   ============

Supplemental disclosures of cash flow information:
    Cash paid during the year for interest                       $         --   $  3,081,638   $  1,659,503
    Noncash investing and financing activities:                            --
       Stock issued for acquired companies                                 --      9,623,241             --
       Liabilities incurred in acquisitions                                --      4,730,000             --
       Stock issued pursuant to employment contracts                       --      1,501,334             --
       Cancellation of stock options                                       --       (671,743)            --
       Deferred costs incurred in acquisition                              --        344,220             --
       Net liabilities assumed in acquisition                              --        288,982             --
       Accrued acquisition costs                                           --     (2,100,000)            --
       Property received in acquisition                                    --    (11,560,887)            --
       Goodwill recorded in acquisition                                    --     (1,375,555)            --
       Property received in exchange for debt                              --       (891,870)
       Other deferred costs                                                         (419,650)            --
       Acquisition of oil and gas properties with
          common and redeemable preferred stock                            --             --             --
       Dividend of property to stockholder                                 --             --             --
       Stock issued for release of collateral                              --             --        220,783
       Stock option issued for debt account                                --             --      1,258,256
       Stock issued for redemption of preferred
          stock, accrued dividends and interest payable                    --             --      1,826,766
       Sale of properties in exchange for marketable securities            --             --      3,087,118
       Acquisition of properties                                           --             --        119,232
       Exchange of 1997 preferred stock for 1998 preferred
          stock                                                     7,710,173             --             --
       Preferred stock issued for preferred stock dividends         4,154,019             --             --
       Accretion of 1998 redeemable preferred stock                 1,277,535             --             --
       Amortization of 1997 preferred stock issuance costs            999,398             --             --
                                                                 ============   ============   ============

See accompanying notes to consolidated financial statements

                               XPLOR ENERGY, INC.

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997 and 1996


(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

         ORGANIZATION

         The consolidated financial statements include the accounts of XPLOR Energy, Inc. (XPLOR) and its wholly-owned subsidiaries (collectively, the Company). Effective in September 1997, XPLOR succeeded to the operations of Araxas Energy Corporation (AEC) and its wholly-owned subsidiaries, Araxas Exploration, Inc. (AEI), Araxas SPV-I (SPV) and Gulfland Industries, Inc.
(GII). The balance sheets at December 31, 1998 and 1997 also includes the accounts of South Coast Exploration Company (South Coast), SOCO Exploration, L.P. (SOCO) and Interactive Exploration Solutions, Inc. (INEXS) (collectively, the South Coast entities), following the acquisition of the South Coast entities by the Company as of September 30, 1997. Such acquisition was accounted for as a purchase. See notes 3 and 12 for a description of other transactions consummated in connection with such transaction. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made in the 1997 and 1996 financial statements to conform to the presentation used in 1998.

         The Company conducts oil and gas exploration, drilling and development operations along the Texas and Louisiana Gulf Coasts and in Alabama. Prior to its divestiture in April 1997, GII provided contract operating services to the Company and third parties in the Gulf of Mexico.

         REVENUE RECOGNITION

         Owners of oil and gas properties often take more or less production from a property than entitled to based on their ownership percentages in the property, which results in a condition known in the industry as a production imbalance. The Company follows the sales method of accounting for production imbalances. Under this method, the Company recognizes revenues on production as it is taken and delivered to its purchasers. The Company's oil and gas imbalances were not significant at December 31, 1998 and 1997.

         CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid investments with an original maturity of less than ninety days to be cash and cash equivalents.

         INVESTMENT SECURITIES

         The Company classifies its debt and equity securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold until maturity. All other securities not included in the trading or held-to-maturity categories are classified as available-for-sale.

         Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.

         A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned.

         PROPERTY AND EQUIPMENT

         The Company follows the full cost method of accounting for oil and gas properties, whereby all productive and nonproductive property acquisition, exploration and development costs are capitalized. Such capitalized costs include lease acquisition costs, delay rentals, geophysical, geological and other costs, drilling, completion and other related costs and direct general and administrative expenses associated with property acquisition, exploration and development activities. Capitalized general and administrative costs include internal costs such as salaries and related benefits paid to employees to the extent that they are directly engaged in such activities, as well as all other directly identifiable general and administrative costs associated with such activities, and do not include any costs related to production, general corporate overhead, or similar activities. Capitalized internal general and administrative costs were $2,926,000 in 1998, $1,202,000 in 1997, and $857,000 in 1996.

         All capitalized costs of oil and gas properties and estimated future development and dismantlement costs are amortized using the unit-of-production method based on the ratio of current production to total proved recoverable oil and natural gas reserves. Investment in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. Unevaluated costs of $7,869,000 and $9,672,000 were excluded from amortization at December 31, 1998 and 1997, respectively. Unevaluated properties are assessed quarterly to determine whether any impairment has occurred. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized cost to be amortized. Abandonments of properties are accounted for as adjustments to capitalized costs with no loss recognized.

         Depreciation, depletion and amortization expense per equivalent thousand cubic feet of production was, $1.11 in 1998, $0.87 in 1997, and $0.65 in 1996.

         In accordance with the full cost method of accounting, the net capitalized costs of oil and gas properties less related deferred income taxes for each cost center are limited to the sum of the estimated future net revenues from the properties at current prices less estimated future expenditures, discounted at 10%, and unevaluated costs not being amortized, less income tax effects related to differences between the financial and tax bases of the properties, computed at each reporting date. In 1998, an impairment of $35,871,000 was recognized. There were no such write downs in 1997 or 1996.

         Depletion expense and limits to capitalized costs are based on estimates of oil and gas reserves which are inherently imprecise and assume current prices for future net revenues. Accordingly, it is reasonably possible that the estimates of reserves quantities and future net revenues could differ materially in the near term from amounts currently estimated.

         Gains and losses on sales of oil and gas properties are not recognized in income unless the sale involves a significant portion of the reserves.

         All other property and equipment are stated at original cost. Depreciation on other property and equipment is calculated on the straight-line method over the estimated useful lives of the assets which range from 5 to 15 years.

         DISMANTLEMENT, RESTORATION AND ENVIRONMENTAL COSTS

     The estimated costs, net of salvage value, of dismantling facilities and site remediation on projects with limited lives or facilities that are required to be dismantled by contract, regulation or law, and the estimated costs of restoration and reclamation of land associated with such projects are accrued on a unit-of-production basis during operations. Such costs are included in depreciation, depletion and amortization charges in the current period.

     The Company is subject to extensive federal, state and local environmental laws and regulations.These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Remediation costs that are of a fixed or reliably determined amount are discounted generally at a risk-free interest rate.

         IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

     The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This statement requires that long-lived assets, other than oil and gas properties under the full cost method, and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not have any impact on the Company's financial position or results of operations.

         CAPITALIZED INTEREST

     The Company capitalizes interest on expenditures made in connection with major exploration and development projects that are not subject to current amortization. Interest is capitalized only for the period that activities are in progress to bring these projects to their intended use. There was no interest capitalized in the three years ended December 31, 1998.

         RESTRICTED CASH-ESCROW AGREEMENTS

     The Company is contractually obligated by the terms of purchase agreements to contribute funds to escrow accounts amounting to $1,749,000 for the future dismantlement and abandonment of certain oil and gas properties over the reserve life of these properties. The restricted cash is recorded as an other asset.

         GOODWILL

     Goodwill, which represents the excess of purchase price over fair value of the net investment in a seismic consulting service company acquired, is amortized on a straight-line basis over the expected periods to be benefited, 10 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved. There was no impairment of goodwill in the three years ended December 31, 1998.

         DEBT FINANCING COSTS

     Costs incurred in obtaining debt financing have been capitalized and are being amortized over the term of the respective loan.

         DERIVATIVE FINANCIAL INSTRUMENTS

     The Company applies hedge accounting for those derivative financial instruments that are designated as a hedge. In order to qualify as a hedge, price movements in the underlying commodity derivative must be highly correlated with the hedged commodity. Monthly cash settlements of oil and gas price swaps are reported as a component of revenue and cash flows from operations. The settlements are based on the difference between the fixed swap price and the New York Mercantile Exchange closing prices for each month during the life of the swaps. Gains or losses attributable to the termination of a swap contract are deferred on the balance sheet and recognized in revenue when the hedged crude oil and natural gas is sold. In September, 1997, the Company terminated long-term hedges in connection with the retirement of debt, which required hedges of a certain amount of the Company's oil and gas production, incurring a deferred hedge loss of $2,785,115. The remaining unamortized deferred loss of $2,527,125 was written off as part of the impairment of oil and gas properties in 1998. There were no terminations during 1996. When a derivative financial instrument ceases to qualify as a hedge, or is not so designated, the change in fair value of the derivative financial instrument is recognized in earnings currently.

         INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         STOCK OPTIONS

     The Company accounts for stock-based compensation under the intrinsic value method. Under this method, the Company records no compensation expense for stock options granted when the exercise price of options granted is equal to or greater than the fair market value of the Company's stock on the date of grant.

         EARNINGS PER SHARE

     Basic net income (loss) per share is computed by dividing net income
(loss), after deduction of the preferred stock dividends, preferred stock amortization and the add-back of the preferred stock redemption discount, by the weighted-average number of common stock outstanding (a total of 4,596,871, 3,263,670 and 2,547,392 shares for 1998, 1997 and 1996). Diluted net income
(loss) per share is similar to the computation of basic net income (loss) per share above, except that the denominator is increased to include the dilutive effect of outstanding stock options by application of the treasury stock method. For 1998, 1997 and 1996, the effect of outstanding stock options were excluded from the calculation of net income (loss) per share as the amounts were antidilutive.

         USE OF ESTIMATES

     In preparing the Company's financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         COMPREHENSIVE INCOME

     In June 1997, FASB issued SFAS No. 130 regarding reporting comprehensive income, which establishes standards for reporting and display of comprehensive income and its components. The components of comprehensive income refer to revenues, expenses, gains and losses that are excluded from net income under current accounting standards, including foreign currency translation items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. SFAS No. 130 requires that all items recognized under accounting standards as components of comprehensive income be reported in a financial statement displayed in equal prominence with the other financial statements; the total of other comprehensive income for a period is required to be transferred to a component of equity that is separately displayed in a statement of financial condition at the end of an accounting period. SFAS No. 130 is effective for both interim and annual periods beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company has adopted SFAS No. 130 in 1998, however, the Company has no comprehensive income items for the three-years ended December 31, 1998.

         SEGMENT REPORTING

     In June 1997, FASB issued SFAS No. 131 regarding disclosures about segments of an enterprise and related information. SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for periods beginning after December 15, 1997. The Company adopted SFAS No. 131 in the first quarter of 1998. During the three years ended December 31, 1998, the Company only had one segment: the exploration and production of oil and gas reserves.

     (2)  INVESTMENT IN MARKETABLE SECURITIES

     In connection with the sale of certain oil and gas properties in 1996, the Company received $3,087,118 in marketable equity securities as proceeds from the sale. At December 31, 1996, the Company recorded an unrealized loss of $462,999 which was included in other expense. These securities were subsequently sold in 1997 for a realized loss of $578,452. The net loss of $115,453 in 1997 is recorded in other expenses.

     (3)  ACQUISITION OF SOUTH COAST COMPANIES

     On August 19, 1997, an agreement was entered into by XPLOR, a Delaware corporation formed July 2, 1997 to effect the non-taxable merger of AEC, South Coast, INEXS, SOCO and certain owners of the stock of AEC, South Coast, INEXS and SOCO (the Acquisition Agreement), which provided for the acquisition by AEC and its subsidiaries of South Coast, INEXS and SOCO, with XPLOR as the new parent company. The Acquisition Agreement was closed on September 24, 1997, with XPLOR issuing stock to the previous owners of AEC, South Coast, INEXS, and SOCO. In addition, three notes of $1,000,000 each were created by XPLOR payable to the principals of INEXS and secured by the stock of INEXS (the INEXS Shareholder Notes). Goodwill of $1,375,555 was recorded for the excess of the value paid for INEXS, a seismic consulting service company, over the value of its assets. The INEXS Shareholder Notes were paid on September 29, 1998 and did not bear interest. The Acquisition Agreement has been accounted for as a purchase, effective September 30, 1997, of South Coast, INEXS and SOCO by XPLOR, as successor to AEC and 67% stockholders of XPLOR. Accordingly, the results of operations for the South Coast Companies are included in the Company's statement of operations from that date.


Dollars in thousands, except per share data

Issuance of 1,785,425 shares of XPLOR common
stock to South Coast valued at an estimated
fair value of $5.39 per share                    $ 9,623
Issuance of Combination Notes to principals of
South Coast, net of discount of $320               2,680
Negative working capital assumed                     289
Estimated transaction costs                          344
                                                 -------

Total purchase price                             $12,936
                                                 =======

Purchase allocation
Oil and gas properties                           $11,249
Office equipment and other                           312
INEXS goodwill                                     1,375
                                                 -------
Total                                            $12,936
                                                 =======


     In conjunction with the Acquisition Agreement, certain former employees left the Company and related agreements were entered into to effect the termination of their employment contracts. Pursuant to those agreements, 110,200 shares of the Company's stock were issued at par value to former employees in exchange for their outstanding stock options. In addition, the Company entered into an agreement with one of the former employees to purchase the stock of a Company which was owned by the employee, the principal assets of which were working interests in properties in which AEC already owns interests, and to cancel that employee's stock options for consideration of $2,950,000. Of this amount, $750,000 was paid at closing and a note for $2,200,000 was given by the Company for the balance (the Employee Note). The Employee Note is unsecured, bears interest at 5.81%, payable at maturity, and matures at the earlier of December 31, 1998 or the date of an initial public offering (the IPO) (see note
10) or upon merger or sale of a significant portion of the Company's assets or capital stock (Other Sale). If no IPO or Other Sale has been closed by December 31, 1998, the principal amount due on the Employee Note will be $1,350,000, which was paid on December 31, 1998. In addition, certain current employees were granted 61,619 shares pursuant to their contracts. In conjunction with these transactions, other compensation of $1,323,722 was recognized for the year ended December 31, 1997.

     (4)  LONG-TERM DEBT

     The Company's long-term debt is as follows:

                                                                        DECEMBER 31,
                                                             -----------------------------------
                                                                   1998              1997
                                                             ----------------- -----------------

$25,000,000 three-year loan facility with Christiania og
Kreditkasse  (Christiania)  (a),  interest  based  on  the
short-term  Interbank  Offered Rates (LIBOR) plus a margin
of 1.125% to 1.875%,  (6.71% at December 31, 1998) payable
at the underlying LIBOR maturities                              $ 5,000,000   $        --
$25,000,000 three-year loan facility with Credit
Lyonnais, New York Branch (Credit Lyonnais) (b),
Interest based on LIBOR plus a margin of 1.25% to
1.75%, payable at the underlying LIBOR maturities                              13,000,000
Note payable due July 31, 1998, to ERI Investments,
Inc. (ERI Note), an affiliate (c) of an owner of the
Company, unsecured, interest at 9% payable at
maturity                                                                        5,000,000
Employee Note, payable at the earlier of December 31,
1998 or $2,200,000 payable at the date of the IPO or
upon merger or sale of a significant portion of the
Company's assets or stock, unsecured, bears interest
at 5.81%, payable at maturity                                                   1,350,000
Shareholder notes, payable on September 24, 1998,
discounted at 12%, payable at maturity                                          2,760,000
Note payable to stockholder due in annual installments
of principal and interest beginning July 1997;
discounted at 10%; due July 1999                                    600,941       568,046
Note payable due in two installments: $400,000 on
February 1, 1997 and $427,000 on February 1,
1998; interest at prime (8.5%) with interest payable
annually on February 1; note guaranteed by NWR                                    427,500
                                                                -----------   -----------

                                                                  5,600,941    23,105,546
  Less current maturities                                           600,941    22,898,879
                                                                -----------   -----------

                                                                $ 5,000,000   $   206,667
                                                                ===========   ===========

     (a) On November 4, 1998, the Company entered into a three-year revolving credit facility with Christiania (the "Christiania Facility") to finance general working capital requirements, purchases of oil and gas properties and acquisitions maturing September 30, 2001. The Christiania Facility is secured by substantially all of the oil and gas properties of the Company and the stock of all significant subsidiaries. The Christiania Facility provides up to $50,000,000 in borrowings limited by a borrowing base (as defined by the Christiania Facility) which was $25,000,000 at December 31, 1998. At December 31, 1998, borrowings outstanding under the Christiania Facility totaled $5,000,000. The Christiania Facility provides for interest which ranges from Libor + 1.125% or the lender's prime to a maximum of Libor +1.875% or lender's prime rate plus 0.25% (6.71% at December 31, 1998), and provides for a commitment fee of 0.375% on the unused amount. A $62,500 loan origination fee was paid at closing. The borrowing base is subject to review by the bank on a semi-annual basis and may be adjusted subject to the provisions of the Christiania Facility. The Christiania Facility contains covenants and financial tests. In particular, the Company must remain a 2.5x

Interest Coverage Test, a 2.25x Fixed Charge Coverage Test, a Tangible Net Worth Test, and a Current Ratio Test. The Company was in compliance with all of the covenants at December 31, 1998.

     (b) On September 24, 1997, the Company entered into a credit agreement with Credit Lyonnais secured by all of the oil and gas properties of the Company and the stock of all significant subsidiaries (the Credit Lyonnais Agreement) and repaid the balance owed under its revolving line of credit with Stratum (the Stratum Debt). In connection with the repayment of the Stratum Debt, approximately $742,000 of Stratum unamortized debt financing costs were expensed as an extraordinary loss. The Company was required by the terms of the Stratum Debt to maintain certain oil and gas commodity price swaps. Those swaps were liquidated on September 24, 1997, in connection with the repayment of the Stratum Debt, resulting in losses of $2,785,115, which were amortized in 1997 over the life of the underlying swap agreements and included in the measurement of the hedged oil and gas revenues. In 1998, the unrealized hedging losses were written off as part of the ceiling write-down. See note 11 for a discussion of the hedges.

     The Credit Lyonnais Agreement provided a bridge loan maturing May 24, 1998, as well as a revolving loan following and contingent upon the partial repayment of the bridge loan. The bridge loan was for an amount of up to $35,000,000 and bore interest at the Credit Lyonnais short-term commercial loan rate plus 2.5% per annum, payable quarterly or, at the option of the Company, at a fixed rate based on short-term London Interbank Offered Rates (LIBOR) plus a margin of 4.3% per annum, payable at the underlying LIBOR maturities. On December 31, 1997, the Company repaid $22,000,000 outstanding under the bridge loan with the proceeds from the sale of 2,500,000 shares of 1997 Series A Convertible Preferred Stock (Series A Preferred) (see note 5). Upon such repayment, the bridge loan automatically converted into the revolving loan, and amounts remaining outstanding under the bridge loan were automatically converted to borrowings under the revolving loan.

     In connection with the Credit Lyonnais Agreement, the Company paid an arrangement/structuring fee of $1,000,000 for the bridge loan and fees of 0.643% for draws under the bridge loan. A portion of the costs associated with the loan balance outstanding at December 31, 1997, $187,500, remained capitalized at December 31, 1997, along with certain legal, engineering and consulting expenses. The remainder of these costs, approximately $816,000, were expensed in 1997. In 1998, the unamortized portion of the capitalized cost of $176,000 were expensed upon the extinguishment of the Credit Lyonnais Agreement. On November 4, 1998, the Credit Lyonnais Agreement was replaced with the Christiania Facility discussed above.

     (c) On July 7, 1997, in anticipation of the transactions contemplated by the Acquisition Agreement with the South Coast entities, the Company borrowed $5,000,000 from ERI Investments, Inc., a company affiliated with one of the owners of South Coast and SOCO, evidenced by a promissory note (the ERI Note). The ERI Note was unsecured, matured on July 31, 1998 and bore interest at 9% payable in two installments on January 31 and July 31, 1998.

     Estimated aggregate maturities of long-term debt for the three years following December 31, 1997 are as follows:


         YEAR ENDED
         DECEMBER 31,          AMOUNT
         ------------        -----------
            1999             $   600,941
            2000                      --
            2001               5,000,000
                             -----------
                             $ 5,600,000
                             ===========

     (5)  REDEEMABLE PREFERRED STOCK

     On December 31, 1997, the Company issued and sold 2,500,000 shares of 1997 Series A Preferred stock for an aggregate purchase price of $24.9 million. The 1997 Series A Preferred bore a 9% dividend, payable quarterly. The Company utilized the proceeds from the sale of the Series A Preferred to repay $22 million outstanding under the bridge loan with Credit Lyonnais.

     In connection with a new issuance of preferred stock on July 29, 1998, the holders of the 1997 Series A Preferred sold 852,447 of their shares to a new holder for $8.9 million, and sold 647,553 of its shares back to the Company for $6.8 million. The remaining Series A Preferred shares were exchanged for 1,230,280 shares of 1998 Series B Preferred at a value of $10.5 million. Included in the Series B Preferred value was a liquidation preference of $1.2 million. In exchange of its 1997 Series A preferred and cash of $51.1 million for an aggregate purchase price of $60.0 million, the new holder received 7,033,998 shares of 1998 Series A Preferred. Both 1998 Series A Preferred and 1998 Series B Preferred (the 1998 Preferred) have a par value of $0.001, and a stated value of $8.53. The 1998 Preferred bear a 9% dividend payable quarterly, cumulative 12%. At the option of the Company, dividends on the 1998 Series B Preferred may be paid in new shares, instead of cash. These paid in kind dividends are payable on a quarterly basis at a rate of 11.25%, and using the stated value of $8.53 per share to determine the number of shares to issue. During 1998, 342,145 shares of Series B Preferred were issued at a value of $2.9 million in lieu of paying cash dividends.

     Each share of 1998 Preferred has a warrant attached, which may be converted in the case of an IPO for one share of common stock at an exercise price of $8.53 per share, subject to change. The exercise price is based on 1999 discretionary cash flow but will never be less than $3.44 per share nor greater than $13.81 per share. Effective with the earlier of an IPO, delivery of the 1999 audited financial statements, or May 31, 2001, the number of shares of common stock to be issued shall be adjusted to be the original value of the shares at $8.53 per share, divided by the adjusted exercise price. The share agreements provide for a mandatory redemption of the 1998 Preferred in three equal increments, due June 30, 2003, 2004 and 2005, unless sooner redeemed or converted. The 1998 preferred will accrete, over the life of the security, to the ultimate redemption price, which is calculated as the future value for the preferred shares assuming a 12% rate of return, compounded quarterly. The agreements also create certain restrictions regarding the payment of dividends on common shares, and provide for dilution protection to the Preferred holders.

     (6)  INCOME TAXES

     Income tax expense (benefit) represents state income taxes, federal alternative minimum taxes, and deferred income taxes for the years ended December 31, 1997 and 1996. There was no income tax expense for the year ended December 31, 1998 due to the significant taxable loss and the related increase in the valuation allowance.

     Total income taxes were different than the amounts computed by applying the statutory income tax rate to income (loss) before income taxes. The sources of these differences are as follows:


                                                               1998           1997            1996
                                                          -------------   ------------    ------------
                  Income tax computed at statutory rate   $(13,765,916)   $ (4,230,993)   $   (874,937)
                  Adjustments resulting from:
                  State income taxes (net of
                  Federal income tax effect)                (1,179,935)         29,254         (74,995)
                  Alternative minimum tax                           --          17,932              --
                  Change in valuation allowance             15,437,178       3,045,347         824,653
                  Deferred compensation adjustment                  --       1,064,760              --
                  Other, net                                  (491,327)        135,956          89,322
                                                          ------------    ------------    ------------


                  Total income tax expense (benefit)      $         --    $     62,256    $    (35,957)
                                                          ============    ============    ============

     The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities (assets) at December 31, 1998 and 1997 are as follows:

                                                                           1998               1997
                                                                      ---------------    --------------
              Oil and gas exploration and development costs           $     5,937,601    $    2,265,004
                                                                      ---------------    --------------

              Gross deferred tax liabilities                                5,937,601         2,265,004
                                                                      ---------------    --------------

              Depletion, depreciation and amortization                    (13,186,291)               --
              Net operating loss carryforward                             (10,373,329)       (5,820,438)
              Allowance for doubtful accounts                                (110,641)               --
              Litigation accrual                                             (304,000)               --
              Unrealized loss on swap agreement                              (960,308)               --
              Deferred loan costs                                            (310,210)         (314,566)
                                                                      ---------------    --------------

              Gross deferred tax assets                                   (25,244,779)       (6,135,004)

              Less valuation allowance                                     19,307,178         3,870,000
                                                                      ---------------    --------------

              Net deferred tax assets                                      (5,937,601)       (2,265,004)
                                                                      ---------------    --------------

              Net deferred tax liabilities                            $           --     $           --
                                                                      ===============    ==============

     The Company recorded a valuation allowance for deferred tax assets in 1998 and 1997 of $20,216,392 and $3,870,000, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities in making this assessment. In order to fully realize all deferred tax assets, the Company will need to generate future taxable income of approximately $50,808,000 prior to the expiration of the net operating loss carryforwards in 2012. The amount of the deferred tax assets considered realizable, however, could be increased in the near term if estimates of future taxable income during the carryforward period are increased.

     (7)  CONTINGENCIES

     The Company is involved in litigation incidental to the conduct of its business, none of which management believes is, individually or in the aggregate, material to the Company's consolidated financial condition, results of operations or liquidity.

     (8)  EMPLOYEE BENEFITS

     The Company has entered into employment agreements with several key employees. The agreements provide for bonuses payable to the employees based on several different factors, including employee performance, and meeting operational and financial targets. At December 31, 1998, 1997 and 1996, the Company had accrued approximately $-0-, $615,000 and $34,000, respectively, in bonuses.

     Pursuant to certain employment agreements, the Company also assigns overriding royalties to several key technical employees on certain exploration prospects. The amount of the override reserved for employees ranges from 2% to 3% of the Company's interest, and such amounts are deducted from revenue when earned.

     (9)  LEASE COMMITMENTS

     The Company has entered into various noncancelable operating lease agreements, primarily for office rent and office equipment. As of December 31, 1998, future minimum payments under these lease agreements are as follows:

                  YEAR ENDED
                  DECEMBER 31                        AMOUNT
                --------------                   -------------
                      1999                       $     336,639
                      2000                             336,639
                      2001                             314,071
                      2002                             244,485
                      2003                             244,485
                   Thereafter                          590,833
                                                 -------------
                                                 $   2,067,152
                                                 =============

     Rental expense for 1998, 1997 and 1996 was approximately $321,000, $286,000, and $220,000, respectively.

     (10) STOCK OPTIONS

     The Company applies APB Opinion No. 25 and related interpretations in accounting for stock-based compensation. Had compensation costs been determined based on the fair value at the grant dates for awards consistent with the method of SFAS No. 123, the Company's pro forma net loss and loss per share would have been unchanged for the year ended December 31, 1996 and would have been as follows for the year ended December 31, 1998 and December 31, 1997:


                                    1998               1997
                                -------------      -------------
  Net loss:
  As reported                   $(47,536,517)      $(12,150,807)
  Pro forma                      (47,766,084)       (13,061,870)
  Basic loss per share:
  As reported                   $     (10.34)      $      (3.72)
  Pro forma                           (10.39)             (4.00)

         The fair value of each option grant is estimated on the date of the grant using the minimum value method and the following assumptions were used for the grants issued in 1998 and 1997:

                                                1998               1997
                                            --------           --------
          Risk free rate                       5.23%              5.71%
          Expected life of options          10 years           10 years

         A summary of the Company's employee stock options at December 31, 1996, 1997, and 1998 and changes during the years ended on those dates, is presented below:


                                                                             WEIGHTED-AVERAGE
                                                                 SHARES       EXERCISE PRICE
                                                                 ------      ----------------

            Outstanding, December 31, 1996                       248,936        $   1.71
               Canceled                                          254,504            1.91
               Granted                                           567,854           10.35
               Exercised                                              --              --
               Forfeited                                              --              --
            Outstanding, December 31, 1997                       562,286        $  10.35
               Canceled                                          591,511           10.58
               Granted                                         1,488,880            7.11
               Exercised                                              --              --
               Forfeited                                              --              --
            Outstanding, December 31, 1998                     1,459,655        $   6.95


                     *WEIGHTED-AVERAGE                                          OPTIONS
                         REMAINING                                            OUTSTANDING
       *RANGE OF        CONTRACTUAL    *WEIGHTED-AVERAGE      NUMBER        WEIGHTED-AVERAGE
    EXERCISE PRICES        LIFE          EXERCISE PRICE     OUTSTANDING      EXERCISE PRICE
    ---------------   ----------------  ----------------    -----------     ----------------
    $  5.78 - 6.99       10 years            $ 6.95          1,459,655           $ 6.95

         (11) HEDGING ACTIVITIES AND FINANCIAL INSTRUMENTS

         In 1997 and 1996, the Company entered into commodity price swap agreements as required by the terms of its revolving credit facility with Stratum. These agreements provided for the Company to receive or make payments to Stratum on the differential between a fixed price and variable indexed price on a monthly basis. Gains and losses related to the swap agreements were recognized as an adjustment to revenues when the transaction occurs.

         Pursuant to these swaps, the Company was receiving fixed prices of from $17.82 to $18.16 per Bbl of oil, covering a total of 1,460,000 Bbls over the life of the swaps, from May 1996 through December 2001. The Company also entered into two gas price swaps, receiving fixed prices of $2.04 and $2.0725 per MMBtu, covering a total of 3,225,000 MMBtus over the life of the swaps, from May 1996 through December 2001. Oil and gas revenues were decreased by $1,164,000 in 1997 as a result of these swaps. The price swaps were terminated in September 1997 at a liquidation cost of $2,785,000, which was included in deferred charges and was to be amortized over the life of the underlying swaps as a reduction to oil and gas sales. For 1997, this amortization amounted to $257,875. In 1998, the deferred charge was written off as part of the impairment of oil and gas properties.

         DETERMINATION OF FAIR VALUES OF FINANCIAL INSTRUMENTS

         Fair value for cash, short-term investments, receivables, payables and long-term debt approximates carrying value. The Company was exposed to an unrealized loss of $3,744,000 to terminate the oil and gas price swaps held at December 31, 1996. These swaps were terminated in connection with the debt refinancing with Credit Lyonnais as discussed above.

         (12) SUBSEQUENT EVENTS (UNAUDITED)

         Effective November 1, 1998, the Company acquired an oil and gas property in south Texas for $5.5 million. The acquisition was closed on January 13, 1999, the accounting date, and was funded with borrowings from the Christiania Facility. The acquisition will add approximately 3.98 bcfe (unaudited) to the Company's reserves.

         In May 1999, XPLOR settled a lawsuit over a disputed interest in an unevaluated prospect in Duval County, Texas. Pursuant to the terms of the settlement, XPLOR paid a third party $800,000, plus an overriding royalty interest of one to 7.3 percent in certain defined sections of the prospect. A portion of the cash was paid in May 1999 with the signing of the agreement. The remaining cash is to be paid in three annual increments on or before March 1, 2000, 2001, and 2003. The settlement was accrued as of December 31, 1998 and is included in Other Payables and accrued liabilities on the balance sheet.

         (13) SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

         Included herein is information with respect to oil and gas acquisition, exploration, development and production activities, which is based on estimates of year-end oil and gas reserve quantities and estimates of future development costs and production schedules. The prices used in the reserve estimates are prices the Company was receiving at each year end except where fixed and determinable price escalations or oil and gas hedges are provided by contract. Reserve quantities and future production at December 31, 1998, 1997 and 1996 are based upon reserve reports prepared by the independent petroleum engineering firm of Netherland, Sewell & Associates, Inc.

         These estimates are inherently imprecise and subject to substantial revision. The Company cautions that there are many uncertainties inherent in estimating proved reserve quantities, and in projecting future production rates and the timing of future development expenditures, including many factors beyond the control of the producer. Accordingly, these estimates are subject to change as additional information becomes available. Reservoir engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of an estimate may justify revision of the estimate. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered.

         Estimates of future net cash flows from proved reserves of oil and gas were made in accordance with SFAS No. 69, Disclosures about Oil and Gas Producing Activities. The estimates are based on prices the Company was receiving at the respective date which were $9.89 per barrel of oil and $2.19 per mcf gas. Estimated future cash inflows are reduced by estimated future development and production costs based on year-end cost levels, assuming continuation of existing economic conditions, and by estimated future tax expense. Tax expense is calculated by applying the existing statutory tax rates, including any known future changes. The results of these disclosures should not be construed to represent the fair market value of the Company's oil and gas properties. A market value determination would include many additional factors including: (i) anticipated future increases and decreases in oil and gas prices and production and development costs; (ii) an allowance for return on investment; (iii) the value of additional reserves not considered proved at the present, which may be recovered as a result of further exploration and development activities; and (iv) other business risks.

         In computing the present value of the estimated future net cash flows, a discount factor of 10% was used pursuant to SEC regulations to reflect the timing of those net cash flows. Present value, regardless of the discount rate used, is materially affected by assumptions about timing of future production, which may prove to be inaccurate. The following reserve value data represent estimates only, which are subject to uncertainty given the current energy markets.

         CAPITALIZED COSTS AND OIL AND GAS PRODUCING ACTIVITIES

         The following table sets forth the aggregate amounts of capitalized costs relating to the Company's oil and gas producing activities and the aggregate amount of related accumulated depreciation, depletion and amortization as of the dates indicated.

                                                                       DECEMBER 31,
                                                            ---------------------------------
                                                                1998                 1997
                                                            ------------         ------------

             Proved properties                              $ 62,893,000         $ 41,843,000
             Unproved properties                               7,689,000            9,672,000
             Less accumulated depreciation and
             amortization                                    (42,916,000)          (5,228,000)
                                                            ------------         ------------

             Net capitalized costs                          $ 27,666,000         $ 46,287,000
                                                            ============         ============

         COSTS INCURRED IN OIL AND GAS PRODUCING ACTIVITIES

         The following table reflects the costs incurred in oil and gas property acquisition, exploration and development activities during the periods indicated.

                                                                 YEAR ENDED DECEMBER 31,
                                                  ----------------------------------------------------
                                                      1998                1997                1996
                                                  ------------        ------------        ------------
          Property acquisition costs:
          Proved properties                       $    695,000        $  4,920,000        $  9,468,000
          Unproved properties                        3,803,000           9,506,000           1,102,000
          Exploration costs                         15,421,000           4,648,000           2,234,000
          Development costs                          4,403,000           8,512,000           4,329,000
                                                  ------------        ------------        ------------

                                                  $ 24,322,000        $ 27,586,000        $ 17,133,000
                                                  ============        ============        ============

         RESULTS OF OPERATIONS FOR PRODUCING ACTIVITIES

                                                                              YEAR ENDED DECEMBER 31,
                                                                  ----------------------------------------------
                                                                     1998              1997              1996
                                                                  ----------        ----------        ----------

      Revenues from oil and gas producing activities              $9,589,000        $9,109,000        $6,043,000
      Production costs                                             3,409,000         2,957,000         2,169,000
      Depreciation, depletion and amortization                     4,875,000         3,015,000         1,569,000
      Income tax expense                                             496,000         1,192,000           784,000
                                                                  ----------        ----------        ----------
      Results of operations from producing activities
      (excluding corporate overhead and interest costs)           $  809,000        $1,945,000        $1,521,000
                                                                  ==========        ==========        ==========

         The following table sets forth the Company's interest in estimated total proved oil and gas reserves for years ended December 31, 1996, 1997, and 1998:

                                                                   OIL (BBLS)            GAS (MCF)
                                                                  ------------         ------------
          Balance, December 31, 1996                                 3,675,200           27,607,900
          Revisions of previous estimates                             (716,400)          (3,074,600)
          Discoveries and extensions                                   277,800            1,022,100
          Purchases of reserves                                        257,800           10,833,400
          Production                                                  (282,400)          (1,756,200)
                                                                  ------------         ------------

                         BALANCE, DECEMBER 31, 1997                  3,212,000           34,632,600
          Revisions of previous estimates                           (1,034,000)          (8,712,700)
          Discoveries and extensions                                   184,000            6,060,900
          Sales of reserves                                           (196,000)          (3,869,400)
          Production                                                  (235,700)          (3,034,900)
                                                                  ------------         ------------

                         BALANCE, DECEMBER 31, 1998                  1,930,300           25,076,500

          Proved developed reserves, December 31, 1996               2,599,200           12,390,900
          Proved developed reserves, December 31, 1997               2,072,800           14,897,500
          Proved developed reserves, December 31, 1998               1,047,800           13,537,300

         Proved reserves are estimated quantities of natural gas, crude oil, and condensate which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells and existing equipment and operating methods.

         STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

         The following table reflects the Standardized Measure of Discounted Future Net Cash Flows relating to the Company's interest in proved oil and gas reserves as of December 31, 1998, 1997 and 1996.


                                                                  DECEMBER 31,
                                                ----------------------------------------------
                                                    1998             1997             1996
                                                ------------     ------------     ------------
Future cash inflows                             $ 73,926,000     $145,738,000     $188,233,000
Future production costs                           22,510,000       39,198,000       49,480,000
Future development costs                          13,512,000       19,984,000       14,853,000
                                                ------------     ------------     ------------

Future net cash inflows before income taxes       37,904,000       86,556,000      123,900,000
Future income taxes                                       --       16,900,000       37,268,000
                                                ------------     ------------     ------------

Future net cash flows                             37,904,000       69,656,000       86,632,000
10% discount                                      16,492,000       22,954,000       34,040,000

Standardized measure of discounted future
net cash inflows                                $ 21,412,000     $ 46,702,000     $ 52,592,000
                                                ============     ============     ============

         Principal changes in the Standardized Measure of Discounted Future Net Cash Flows attributable to the Company's proved oil and gas reserves for the periods indicated are as follows.

                                                        1998              1997              1996
                                                    ------------      ------------      ------------
Balances at beginning of year                       $ 46,702,000      $ 52,592,000      $ 15,075,000
Sales of oil and gas, net of production costs         (6,179,000)       (5,870,000)       (3,874,000)
Net change in sales and transfer prices, net of
Production costs                                     (18,616,000)      (24,550,000)       (1,735,000)
Discoveries and extensions, net of future
Production and development costs                       8,769,000         1,849,000        35,744,000
Changes in estimated future development costs          6,844,000        (2,294,000)       (2,310,000)
Development costs incurred that reduced future
Development costs                                      1,923,000         8,512,000         3,774,000
Revisions of quantity estimates                      (11,942,000)       (8,292,000)       (2,671,000)
Accretion of discount                                  4,953,000         6,726,000         1,748,000
Net change in income taxes                            (2,830,000)       13,581,000       (13,998,000)
Purchase of reserves in place                                 --         7,385,000        22,143,000
Sale of reserves in place                              4,395,000                --         1,507,000
Changes in production rates (timing) and other       (12,607,000)       (2,937,000)       (2,811,000)
                                                    ------------      ------------      ------------

Net increase (decrease)                              (25,290,000)       (5,890,000)       37,517,000
                                                    ------------      ------------      ------------

Balances at end of year                             $ 21,412,000      $ 46,702,000      $ 52,592,000
                                                    ============      ============      ============

                              XPLOR ENERGY, INC.

                         Consolidated Balance Sheets


                                                                                         DECEMBER 31,        JUNE 30,
                                    ASSETS                                                   1998              1999
                                                                                         ------------      ------------
                                                                                                           (Unaudited)
Current assets:
    Cash and cash equivalents                                                            $  1,967,687      $  1,048,985
    Accounts receivable                                                                     6,522,891         3,690,533
    Prepaid expenses and other                                                                 63,572           213,020
    Account receivable, stockholder                                                           620,000           620,000
                                                                                         ------------      ------------

                   Total current assets                                                     9,174,150         5,572,538

Property and equipment, at cost:
    Oil and gas properties, full cost method                                               70,581,749        79,394,741
    Pipeline and equipment                                                                  1,529,943         1,529,943
    Furniture and fixtures and other                                                        1,155,214         1,171,288
                                                                                         ------------      ------------

                                                                                           73,266,906        82,095,972
    Less accumulated depreciation, depletion and amortization                             (43,610,114)      (45,763,914)
                                                                                         ------------      ------------

                   Net property and equipment                                              29,656,792        36,332,058

Other assets:
    Restricted cash - escrow agreements                                                     1,482,143         1,055,936
    Goodwill                                                                                1,203,610         1,134,832
    Debt financing costs, net                                                                  72,594           134,117
                                                                                         ------------      ------------

                                                                                            2,758,347         2,324,885
                                                                                         ------------      ------------

                                                                                         $ 41,589,289      $ 44,229,481
                                                                                         ============      ============

                    LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
    Current maturities of long-term debt                                                 $    600,941      $  4,367,177
    Accounts payable                                                                        5,543,745         3,507,849
    Prepayments received from joint owners                                                         --           138,619
    Other payables and accrued liabilities                                                  4,084,549         1,222,332
                                                                                         ------------      ------------

                   Total current liabilities                                               10,229,235         9,235,977

Long-term debt, net of current maturities                                                   5,000,000        10,700,000
1998 redeemable preferred stock, $0.001 par value, $73,412,788 redemption value at December 31, 1998, 20,000,000 and -0- shares authorized; 8,606,423
    shares issued and outstanding at December 31, 1998 and June 30, 1999                   72,542,747        77,355,386
Stockholders' equity:
    Common stock, par $.001 per share. 30,000,000 shares authorized;
       4,444,395 issued and outstanding at December 31, 1998 and June 30, 1999                  4,444             4,444
    Paid-in capital                                                                        16,179,977        16,179,977
    Accumulated deficit                                                                   (62,367,114)      (69,246,303)
                                                                                         ------------      ------------

                   Total stockholders' deficit                                            (46,182,693)      (53,061,882)
                                                                                         ------------      ------------

                                                                                         $ 41,589,289      $ 44,229,481
                                                                                         ============      ============

See accompanying notes to consolidated financial statements

                                      XPLOR ENERGY, INC.

                            Consolidated Statements of Operations

                                         (Unaudited)


                                                        SIX MONTHS ENDED JUNE 30,
                                                     ------------------------------
                                                         1998              1999
                                                     ------------      ------------
Revenues:
    Oil and gas revenues                             $  5,670,366      $  3,983,074
                                                     ------------      ------------
             Total revenues                             5,670,366         3,983,074
                                                     ------------      ------------

Costs and expenses:
    Lease operating expenses                            1,133,554         1,620,433
    Production and ad valorem taxes                       540,258           379,205
    Other operating expense                               238,039           239,348
    Depreciation, depletion and amortization            2,816,737         2,120,911
    Impairment of oil and gas properties               16,610,000                --
    General and administrative                          1,493,209         1,122,945
    Other costs and expenses                              228,000            99,702
                                                     ------------      ------------

             Total costs and expenses                  23,059,797         5,582,544
                                                     ------------      ------------

             Income (loss) from operations            (17,389,431)       (1,599,470)
                                                     ------------      ------------

Other (income) expenses:
    Interest expense                                    1,141,586           543,712
    Interest income                                      (110,852)          (72,688)
    Other (income) expense                                (45,734)           (3,944)
                                                     ------------      ------------

                                                          985,000           467,080
                                                     ------------      ------------

Loss before income tax benefit
    (expense)                                         (18,374,431)       (2,066,550)
Income tax benefit (expense)                               (2,383)               --
                                                     ------------      ------------

             Net loss                                 (18,376,814)       (2,066,550)


Preferred stock dividends                              (1,131,250)               --
Accretion of redeemable preferred stock                        --        (4,812,639)
                                                     ------------      ------------

             Net loss applicable to common stock     $(19,508,064)     $ (6,879,189)
                                                     ============      ============

Per basic and diluted share of stock

Net loss per common share                            $      (3.94)     $      (1.27)
                                                     ============      ============

Weighted average number of shares                       4,952,689         5,417,498
                                                     ============      ============


See accompanying notes to consolidated financial statements

                               XPLOR ENERGY, INC.

            Consolidated Statements of Stockholders' Equity (Deficit)




                                                  COMMON                                       RETAINED EARNINGS/
                                                  STOCK                            PAID-IN        (ACCUMULATED
                                                  SHARES           AMOUNT          CAPITAL          DEFICIT)           TOTAL
                                               ------------     ------------     ------------  ------------------  ------------
Balance at December 31, 1997                      4,709,413     $      4,709     $ 19,179,712     $(14,830,597)    $  4,353,824
Redemption of common stock                         (265,018)            (265)      (2,999,735)                       (3,000,000)
Preferred stock dividends                                --               --               --       (5,858,340)      (5,858,340)
1997 Preferred Stock Liquidation - issuance
    cost amortization                                    --               --               --       (1,069,454)      (1,069,454)
Accretion of redeemable preferred stock                  --               --               --       (1,277,535)      (1,277,535)
Net loss                                                 --               --               --      (39,331,188)     (39,331,188)
                                               ------------     ------------     ------------     ------------     ------------

Balance at December 31, 1998                      4,444,395            4,444       16,179,977      (62,367,114)     (46,182,693)
Accretion of redeemable preferred stock
    (Unaudited)                                          --               --               --       (4,812,639)      (4,812,639)
Net loss (Unaudited)                                     --               --               --       (2,066,550)      (2,066,550)
                                               ------------     ------------     ------------     ------------     ------------
Balance at June 30, 1999 (Unaudited)              4,444,395     $      4,444     $ 16,179,977     $(69,246,303)    $(53,061,882)
                                               ============     ============     ============     ============     ============

See accompanying notes to consolidated financial statements

                               XPLOR ENERGY, INC.

                      Consolidated Statements of Cash Flows


                                                                   SIX MONTHS ENDED
                                                                       JUNE 30,
                                                             -----------------------------
                                                                  1998         1999
                                                             ------------     ------------
Cash flows from operating activities:
    Net loss                                                 $(18,376,814)    $ (2,066,550)
    Adjustments to reconcile net income (loss) to net
       cash (used in) provided by operating activities:
          Depreciation, depletion and amortization              2,938,059        2,120,911
          Ceiling test impairment                              16,610,000               --
          Allowance for doubtful accounts                              --          234,000
          Interest earned on restricted escrow accounts           (72,563)         (26,360)
          Amortization of deferred costs                          272,436           38,320
          Other expense                                                --          (32,631)
          Imputed interest                                        176,097           16,236
          Changes in assets and liabilities:
             Accounts receivable                                 (465,107)       2,435,243
             Prepaid expenses and other                           (34,623)        (107,448)
             Prepayments from joint interest owners             1,417,847          138,619
             Other payable and accrued liabilities                730,320       (4,600,700)
                                                             ------------     ------------

                Net cash provided by (used in)
                  operating activities                          3,195,652       (1,850,360)
                                                             ------------     ------------

Cash flows from investing activities:
    Capital expenditures and acquisition of properties        (10,775,141)      (9,296,532)
    Proceeds from escrow accounts                                      --          825,789
    Proceeds from sales of oil and gas properties               5,219,311          467,466
    Payments on escrow agreements                                 (72,000)        (415,222)
    Deferred costs                                                (50,000)              --
                                                             ------------     ------------


                Net cash used in investing activities          (5,677,830)      (8,418,499)
                                                             ------------     ------------

Cash flows from financing activities:
    Proceeds from borrowings                                    7,000,000       10,000,000
    Payments of long-term debt                                 (1,427,500)        (550,000)
    Debt issuance costs                                            (8,416)         (99,843)
    Preferred stock dividends                                  (1,131,250)              --
    1997 preferred stock issuance costs incurred in 1998          (70,056)              --
                                                             ------------     ------------

                Net cash provided by financing activities       4,362,778        9,350,157
                                                             ------------     ------------

                Net increase  (decrease) in cash and cash
                  equivalents                                   1,880,600         (918,702)

Cash and cash equivalents at beginning of period                2,390,114        1,967,687
                                                             ------------     ------------

Cash and cash equivalents at end of period                   $  4,270,714     $  1,048,985
                                                             ============     ============

Supplemental disclosures of cash flow information:
    Cash paid during the year for interest                   $    768,736     $    315,915
    Accretion and amortization of preferred stock costs            53,706        4,812,639



See accompanying notes to consolidated financial statements

                       XPLOR ENERGY, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                             JUNE 30, 1998 AND 1999
                                   (Unaudited)

(1)      MANAGEMENT'S REPRESENTATIONS

         In the opinion of XPLOR Energy, Inc., the accompanying unaudited consolidated condensed financial statements contain all adjustments necessary to present fairly its financial position as of December 31, 1998 and June 30, 1999 and the results of its operations and changes in its cash flows for the periods ended June 30, 1998 and 1999. These adjustments represent normal recurring items.

         The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to these rules and regulations, although XPLOR believes that the disclosures made are adequate to make the information presented not misleading. It is suggested that these condensed financial statements be read in conjunction with the financial statements and the notes thereto included in XPLOR's audited financial statements for the year ended December 31, 1998.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

         The results of operations for the six month period ended June 30, 1999 are not necessarily indicative of the results to be expected for the full year.

(2)      BASIS OF PRESENTATION

         ORGANIZATION

         The unaudited consolidated condensed financial statements include the accounts of XPLOR Energy, Inc. ("XPLOR") and its wholly-owned subsidiaries (collectively, "the Company"). Effective in September 1997, XPLOR succeeded to the operations of Araxas Energy Corporation (AEC) and its wholly-owned subsidiaries, Araxas Exploration, Inc. ("AEI"), and Araxas SPV-I ("SPV"). The balance sheets at December 31, 1998 and 1997 also include the accounts of South Coast Exploration Company ("South Coast"), SOCO Exploration, L.P. (SOCO) and Interactive Exploration Solutions, Inc. ("INEXS") (collectively, "the South Coast entities"), following the acquisition of the South Coast entities by the Company as of September 30, 1997. Such acquisition was accounted for as a purchase. All significant intercompany balances and transactions have been eliminated in consolidation.

         The Company conducts oil and gas exploration, drilling and development operations along the Texas and Louisiana Gulf Coasts.

         COMPREHENSIVE INCOME

         In June 1997, FASB issued SFAS No. 130 regarding reporting comprehensive income, which establishes standards for reporting and display of comprehensive income and its components. The components of comprehensive income refer to revenues, expenses, gains and losses that are excluded from net income under current accounting standards, including foreign currency translation items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. SFAS No. 130 requires that all items recognized under accounting standards as components of comprehensive income be reported in a financial statement displayed in equal prominence with the other financial statements; the total of other comprehensive income for a period is required to be transferred to a component of equity that is separately displayed in a statement of financial condition at the end of an accounting period. SFAS No. 130 is effective for both interim and annual periods beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company adopted SFAS No. 130 in 1998, however, the Company has no comprehensive income items for the periods ended June 30, 1998 and 1999.

         SEGMENT REPORTING

         In June 1997, FASB issued SFAS No. 131 regarding disclosures about segments of an enterprise and related information. SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for periods beginning after December 15, 1997. The Company adopted SFAS No. 131 in the first quarter of 1998. During the periods ended June 30, 1998 and 1999, the Company only had one segment: the exploration and production of oil and gas reserves.

(3)    LONG TERM DEBT

       The Company's long-term debt is as follows:

                                                            DECEMBER 31,     JUNE 30,
                                                            --------------------------
                                                                1998           1999
                                                            --------------------------
    $25,000,000 three-year loan facility with
      Christiania og Kreditkasse ("Christiania")
      ("Note"), interest based on the Short-term
      Interbank Offered Rates ("LIBOR") plus a
      margin of 1.125% to 1.875%, (6.71% at December
      31, 1998) payable at the underlying LIBOR
      maturities                                            $ 5,000,000    $14,450,000
Note payable to stockholder due in annual installments
    of principal and interest beginning July 1997;
    discounted at 10%; due July 1999                            600,941        617,177
                                                            -----------    -----------

                                                              5,600,941     15,067,177
Less current maturities                                         600,941      4,367,177
                                                            -----------    -----------

                                                            $ 5,000,000    $10,700,000
                                                            ===========    ===========

         On November 4, 1998, the Company entered into a three-year revolving credit facility with Christiania (the "Christiania Facility") to finance general working capital requirements, purchases of oil and gas properties and acquisitions maturing September 30, 2001. The Christiania Facility is secured by substantially all of the oil and gas properties of the Company and the stock of all significant subsidiaries. The Christiania Facility provides up to $50,000,000 in borrowings limited by a borrowing base (as defined by the Christiania Facility) which was $12,600,000 at June 30, 1999. At June 30, 1999, borrowings outstanding under the Christiania Facility totaled $14,450,000. The Christiania Facility provides for interest which ranges from Libor + 1.125% or the lender's prime to a maximum of Libor +1.875% or lender's prime rate plus 0.25% (7.2% at June 30, 1999), and provides for a commitment fee of 0.375% on the unused amount. A $62,500 loan origination fee was paid at closing. The borrowing base is subject to review by the bank on a semi-annual basis and may be adjusted subject to the provisions of the Christiania Facility. The Christiania Facility contains covenants and financial tests. In particular, the Company must remain in compliance with a 2.5x Interest Coverage Test, a 2.25x Fixed Charge Coverage Test, a Tangible Net Worth Test, and a Current Ratio Test. The Company was in compliance with all of the covenants at June 30, 1999.

         As discussed further at Note 9 -- Subsequent Event - Merger with Harken Energy Corporation, the Company entered into a merger agreement in August 1999, whereby the Company became a wholly owned subsidiary of Harken Energy Corporation. In addition, effective September 30, 1999, the borrowing base of the Company's Christiania Facility was lowered to $10,700,000. Accordingly, $3,750,000 of the outstanding balance has been reflected as current portion of long-term debt, in the accompanying consolidated balance sheet. Following the merger with Harken Energy Corporation, the Company paid down its outstanding balance under the Christiania Facility to $10,200,000.

(4)      STOCKHOLDERS' EQUITY

         Common Stock - At June 30, 1999, XPLOR had authorized 30,000,000 shares of $.001 par common stock. At December 31, 1998 and June 30, 1999, XPLOR had 4,444,395 shares issued and outstanding.

(5)      PER SHARE DATA

         Basic earnings per common share was computed by dividing net income or loss by the weighted average number of shares of XPLOR common stock outstanding during the period.

(6)      INCOME TAXES

         Income tax expense (benefit) represents state income taxes, federal alternative minimum taxes, and deferred income taxes for the periods ended June 30, 1998 and 1999. There was no income tax expense for the periods ended June 30, 1998 and 1999 due to the significant taxable loss and the related increase in the valuation allowance.

         At June 30, 1999, the Company had available for federal United States income tax reporting purposes, net operating lost (NOL) carryforwards for regular tax purposes of approximately $10,400,000 which expire in the years 1999 through 2012.

         Total deferred tax liabilities, relating primarily to property and equipment, as of June 30, 1999 were approximately $5,938,000. Total deferred tax assets, primarily related to the net operating loss carryforward, were approximately $25,245,000 at June 30, 1999. The total net deferred tax asset is offset by a valuation allowance of approximately $19,307,000 at June 30, 1999.

(7)      REDEEMABLE PREFERRED STOCK

         In connection with a new issuance of preferred stock on July 29, 1998, the holders of the 1997 Series A Preferred sold 852,447 of their shares to a new holder for $8.9 million, and sold 647,553 of its shares back to the Company for $6.8 million. The remaining Series A Preferred shares were exchanged for 1,230,280 shares of 1998 Series B Preferred at a value of $10.5 million. Included in the Series B Preferred value was a liquidation preference of $1.2 million. In exchange for its 1997 Series A preferred and cash of $51.1 million for an aggregate purchase price of $60.0 million, the new holder received 7,033,998 shares of 1998 Series A Preferred. Both 1998 Series A Preferred and 1998 Series B Preferred ("the 1998 Preferred") have a par value of $0.001, and a stated value of $8.53. The 1998 Preferred bear a 9% dividend payable quarterly, cumulative 12%. At the option of the Company, dividends on the 1998 Series B Preferred may be paid in new shares, instead of cash. These paid in kind dividends are payable on a quarterly basis at a rate of 11.25%, and using the stated value of $8.53 per share to determine the number of shares to issue. During 1998, 342,145 shares of Series B Preferred were issued at a value of $2.9 million in lieu of paying cash dividends.

         Each share of 1998 Preferred has a warrant attached, which may be converted in the case of an IPO for one share of common stock at an exercise price of $8.53 per share, subject to change. The exercise price is based on 1999 discretionary cash flow but will never be less than $3.44 per share nor greater than $13.81 per share. Effective with the earlier of an IPO, delivery of the 1999 audited financial statements, or May 31, 2001, the number of shares of common stock to be issued shall be adjusted to be the original value of the shares at $8.53 per share, divided by the adjusted exercise price. The share agreements provide for a mandatory redemption of the 1998 Preferred in three equal increments, due June 30, 2003, 2004 and 2005, unless sooner redeemed or converted. The 1998 preferred will accrete, over the life of the security, to the ultimate redemption price, which is calculated as the future value for the preferred shares assuming a 12% rate of return, compounded quarterly. The agreements also create certain restrictions regarding the payment of dividends on common shares, and provide for dilution protection to the Preferred holders.

(8)      COMMITMENTS AND CONTINGENCIES

         Contingencies. The Company is involved in litigation incidental to the conduct of its business, none of which management believes is, individually or in the aggregate, material to the Company's consolidated financial condition, results of operations or liquidity.

         Year 2000 Issues - Immediately after the merger whereby XPLOR merged with Harken Energy Corporation ("Harken"), all Year 2000 related issues have been consolidated into Harken's company wide Year 2000 efforts. This consolidation was driven by the integration of all aspects of XPLOR's existing computer infrastructure into the Harken system.

         Harken, on behalf of XPLOR and all of its subsidiaries, is currently working to resolve the potential impact of the Year 2000 on the processing of date-sensitive information by XPLOR's computer systems. The Year 2000 issue involves circumstances where a computerized system may not properly recognize or process date-sensitive information on or after January 1, 2000. The Year 2000 problem is the result of computer programs being written using two digits, rather than four, to define the applicable year. Any of XPLOR's programs that have time-sensitive software may recognize a date using "00" as the Year 1900 rather than the Year 2000, which could result in miscalculations or system failures. The problem is not limited to computer systems. Year 2000 issues will also potentially affect every non-information technology system that has an embedded microchip, such as elevators.

         XPLOR began a formal process in 1998 to identify those internal computerized systems that are not Year 2000 compliant, prioritize those business-critical computerized systems that need remediation or replacement, test compliance once the appropriate corrective measures have been implemented, and develop any contingency plans where considered necessary. In addition, XPLOR is continuing to conduct a survey to verify the Year 2000 readiness status of key purchasers, vendors and customers that XPLOR believes could have an impact on XPLOR's material business operations.

         XPLOR's information technology infrastructure consists of desktop Pentium class Intel based PC systems and servers and off-the-shelf software packages. The systems are networked via Microsoft and other telecommunications equipment. XPLOR does not use mini or mainframe computer systems and uses only off-the-shelf software products.

         Assessment. Based on XPLOR's internal review and discussions with third parties regarding the Year 2000 problem, XPLOR believes that its exposure to potential Year 2000 problems exists in two general areas: technological operations, including non-information technology systems, which are in the sole control of XPLOR; and technological operations which are dependent in some way on one or more third parties. Failure to achieve high levels of Year 2000 compliance in either area could have a material adverse impact on XPLOR.

         Remediation and Implementation. In the area of technological operations which are under XPLOR's exclusive control, XPLOR is currently involved in the identification and remediation of affected technological functions, including non-information technology systems. XPLOR has substantially completed its assessment of Year 2000 readiness of its internal computerized systems. XPLOR has installed upgrades to its off-the-shelf financial and operational software applications, hardware and telecommunications equipment. XPLOR is in the identification and assessment phase with respect to its non-information technology systems, which has continued until the end of the third quarter of 1999.

         Testing. XPLOR has completed updating and testing of the newly upgraded systems for Year 2000 compliance. XPLOR has identified and replaced any internal computer systems that remain non-compliant. At present, it is anticipated that XPLOR's action plan for addressing Year 2000 problems will be successfully completed in all material respects in advance of January 1, 2000.

         Third Parties. XPLOR is in the final process of assessing the level of Year 2000 issues associated with its most significant vendors, suppliers, partners and major customers. All of XPLOR's oil and gas sales revenues are derived from oil and gas production from its domestic operations. XPLOR's operations are dependent upon its various purchasers or pipeline operators who transport oil or gas for its purchasers. XPLOR is monitoring progress of its various North American purchasers and pipelines on their activities related to the Year 2000. At this time, XPLOR expects that field operations will not be materially interrupted due to improper recognition of the Year 2000 by computerized systems of its various purchasers and pipelines.

         XPLOR also relies on other oil and gas service providers, vendors, and financial institutions in its daily operations. XPLOR believes it has identified those third-party relationships that could have a material adverse effect on XPLOR's results of operations and financial position should their computerized systems not be compliant for the Year 2000. XPLOR continues with its efforts to survey the identified third parties on their readiness for the Year 2000 and establish appropriate alternatives, if needed, where noncompliance may pose a risk to XPLOR's operations.

         Although XPLOR is making significant efforts to ensure that the third parties on which it is heavily reliant are Year 2000 compliant, it cannot predict the likelihood of such compliance occurring nor the direct or indirect costs to XPLOR of non-compliance by those third parties or of securing such services from compliant third parties. XPLOR has no control over these third parties' compliance and cannot give assurances that these third parties' representations to XPLOR are accurate. Therefore, there can be no guarantee that Year 2000 problems originating with a third party will not occur and no absolute assurance that third parties will convert their systems in a timely manner, to the extent XPLOR is unable to replace the goods, services or customers with alternate sources of supply and demand on a timely and economically equivalent basis. Such failure could have a material adverse effect on XPLOR's business and results of operations.

          Estimated Costs. The total financial effect that Year 2000 issues will have on XPLOR cannot be predicted with any certainty at this time. In fact, in spite of all efforts being made to rectify these problems, the success of XPLOR's efforts will not be known with certainty until the year 2000 actually arrives. Based on its assessment to date, XPLOR does not believe that the costs to resolve any Year 2000 issues will be material. To date, XPLOR has spent less than $100,000 on Year 2000 matters and it expects that the total cost, primarily consulting fees and software purchases, will not exceed $200,000.

         Contingency Plan. XPLOR has not completed its implementation and testing of Year 2000 compliant systems. However, a reasonably likely worst case scenario is that XPLOR or certain of its purchasers or other vendors fail to correct a material Year 2000 problem, which results in an interruption of XPLOR's transportation and sale of XPLOR's crude oil and natural gas production sales revenues. Certain interruptions could result in a material adverse effect on XPLOR's results of operations, cash flows and financial condition. Due to the inherent uncertainties relating to the effect of the Year 2000 on XPLOR's operations, it is difficult to predict what impact, if any, noncompliance with the Year 2000 issue will have on XPLOR's results of operations, cash flows and financial condition. Based on the results of the implementation and testing of XPLOR's Year 2000 affected systems and ongoing assessment of the readiness of its vendors, suppliers, partners and major customers, XPLOR has developed appropriate contingency plans that address the most reasonably likely worst case scenarios. XPLOR is continuing to review and modify such contingency plans. A failure to address Year 2000 issues successfully could have a material adverse effect on XPLOR's business, financial condition or results of operations.

(9)      SUBSEQUENT EVENT-MERGER WITH HARKEN ENERGY CORPORATION

         On August 19, 1999, the Company executed a merger agreement with Harken Energy Corporation ("Harken") whereby the Company became a wholly-owned subsidiary of Harken. Harken, based in Houston, Texas, explores for, develops and produces oil and gas reserves domestically and internationally. Under the terms of the merger agreement, which was approved by the Company's shareholders, the holders of the outstanding shares of the preferred stock of XPLOR converted their stock into 7,500,000 shares of Harken common stock and additionally, received 2,336,066 warrants for the purchase of Harken common stock at $2.50 per share. The common shares of XPLOR stock were not assigned any value, and were cancelled in conjunction with the merger agreement. Harken is a publicly traded company and Harken common stock trades on the American Stock Exchange.

                                                                         Annex B

  ITEM 7(b)       PRO FORMA FINANCIAL INFORMATION

         The following unaudited pro forma combined condensed financial statements give effect to the August 19, 1999 merger transaction whereby XPLOR Energy, Inc. ("XPLOR") became a wholly-owned subsidiary of Harken Energy Corporation. The merger was accounted for as a purchase transaction. Pursuant to the merger agreement, Harken issued 7,500,000 shares of Harken common stock, along with 2,336,066 warrants for the purchase of additional shares of Harken common stock.

         In addition, the 1998 unaudited pro forma combined condensed statement of operations also reflects the May 1998 acquisition of certain oil and gas properties ("the Bargo Properties"), as well as the May 26, 1998 issuance of European 5% Senior Convertible Notes in the amount of $85,000,000.

         The pro forma combined condensed balance sheet gives effect to the acquisition of XPLOR as if it had been consummated June 30,1999. The pro forma combined condensed statements of operations for the year ended December 31, 1998 and for the six months ended June 30, 1999, give effect to all transactions as if all had been consummated at the beginning of each period.

         The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have occurred had the transactions been consummated at the dates indicated nor are they indicative of future financial position or operating results.

                            HARKEN ENERGY CORPORATION
              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                   (UNAUDITED)
                            (IN THOUSANDS OF DOLLARS)



                                                           BARGO           XPLOR
                                         HARKEN         PROPERTIES       ENERGY, INC.       PRO FORMA
                                       HISTORICAL       HISTORICAL       HISTORICAL        ADJUSTMENTS           PRO FORMA
                                     -------------     -------------    -------------     -------------        -------------
Oil and gas revenue                  $      10,932     $       1,178    $       9,589     $                    $      21,699

Other revenues                               8,838                --              348                                  9,189
                                     -------------     -------------    -------------     -------------        -------------
  Total Revenues                            19,770             1,178            9,937                                 30,885
                                     -------------     -------------    -------------     -------------        -------------


Oil and gas operating expenses               5,988               485            3,557                                 10,030

General and administrative
expense, net                                 9,404                --            2,244                                 11,648

Depreciation and amortizaiton                5,319                --            5,066               331  (1)          10,716

Valuation allowance                         50,518                --           35,871              (331) (1)          86,058

Interest expense and other, net                963                --            2,355             2,069  (2)           5,387
                                     -------------     -------------    -------------     -------------        -------------
  Total Expenses                            72,192               485           49,093             2,069              123,839
                                     -------------     -------------    -------------     -------------        -------------

Income tax expense                              34                --               --                                     34
                                     -------------     -------------    -------------     -------------        -------------

Net income (loss)                    $     (52,456)    $         693    $     (39,156)    $      (2,069)       $     (92,988)
                                     =============     =============    =============     =============        =============

Basic net income (loss) per share
attributable to common stock         $       (0.42)                                                            $       (0.68)
                                     =============                                                             =============

Basic weighted average shares
outstanding                          $ 130,252,727                                                             $ 137,752,423
                                     =============                                                             =============



PRO FORMA ADJUSTMENTS-PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS-YEAR ENDED DECEMBER 31, 1998

(1) Pro forma entry to adjust actual depreciation and amortization expense on oil and gas properties for the acquired interests to the depreciation and amortization expense calculated on a consolidated basis.
(2) Pro forma entry to reflect interest and amortization expense incurred on the 5% European Notes Payable.

                            HARKEN ENERGY CORPORATION
                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                  JUNE 30, 1999
                                   (UNAUDITED)
                            (IN THOUSANDS OF DOLLARS)



                                                        PRO FORMA
                                                       ADJUSTMENTS
                                         HARKEN           XPLOR
                                       HISTORICAL     ENERGY, INC.(1)      PRO FORMA
                                    ---------------   ---------------   ---------------

Current Assets                      $        83,159   $         3,278   $        86,437

Property and Equipment, net                 186,598            33,816           220,414

Other Assets, Net                             9,232             1,150            10,382
                                    ---------------   ---------------   ---------------

                                    $       278,989   $        38,244   $       317,233
                                    ===============   ===============   ===============


Current Liabilities                 $        11,924   $         8,624   $        20,548

Notes Payable                                    --            14,250            14,250

European Convertible
  Notes Payable                              85,000                              85,000

Development Finance Obligation               19,608                              19,608

Stockholders' Equity                        162,457            15,370           177,827
                                    ---------------   ---------------   ---------------

                                    $       278,989   $        38,244   $       317,233
                                    ===============   ===============   ===============


PRO FORMA ADJUSTMENT-PRO FORMA COMBINED CONDENSED BALANCE SHEET AT JUNE 29, 1995

(1) Pro forma entry to record, as of June 30, 1999, the merger agreement with XPLOR whereby XPLOR became a wholly-owned subsidiary in exchange for 7,500,000 shares of Harken common stock and 2,336,066 warrants for the purchase of additional shares of Harken common stock. Harken has valued the shares of Harken common stock and warrants that were issued at $15,370,000. The purchase price was allocated to the assets and liabilities acquired on the basis of their fair values.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)
                           (IN THOUSANDS OF DOLLARS)

                                                         XPLOR
                                       HARKEN         ENERGY, INC.         PRO FORMA
                                     HISTORICAL        HISTORICAL         ADJUSTMENTS        PRO FORMA
                                   -------------     -------------       -------------     -------------
Oil and gas revenue                $       7,190     $       3,983       $                 $      11,173

Other revenues                             2,246                77                                 2,323
                                   -------------     -------------       -------------     -------------
  Total Revenues                           9,436             4,060                                13,496
                                   -------------     -------------       -------------     -------------


Oil and gas operating expenses             3,202             2,239                                 5,441

General and administrative
expense                                    4,367             1,123                                 5,490

Depreciation and amortization              2,848             2,121                 144(1)          5,113

Interest expense and other, net            2,873               643                                 3,516
                                   -------------     -------------       -------------     -------------
  Total Expenses                          13,290             6,126                 144            19,560
                                   -------------     -------------       -------------     -------------

Extraordinary Item                           589                --                                   589
                                   -------------     -------------       -------------     -------------

Net loss                           $      (4,443)    $      (2,066)      $        (144)    $      (6,653)
                                   =============     =============       =============     =============

Basic net (loss) per share
attributable to common stock       $       (0.09)                                          $       (0.10)
                                   =============                                           =============

Basic weighted average shares      $ 137,297,387                                           $ 144,797,387
outstanding                        =============                                           =============


PRO FORMA ADJUSTMENT-PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS-SIX MONTHS ENDED JUNE 30, 1999

(1) Pro forma entry to adjust actual depreciation and amortization expense on oil and gas properties for the acquired interests to the depreciation and amortization expense calculated on a consolidated basis.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    HARKEN ENERGY CORPORATION




Date: November 1, 1999      BY: /s/ BRUCE N. HUFF
                               -------------------------------------
                                         Bruce N. Huff,
                               President and Chief Financial Officer

                                INDEX TO EXHIBITS


EXHIBIT
NUMBER                        DESCRIPTION
-------                       -----------
   2          Agreement and Plan of Merger by and among Harken Energy
              Corporation, XEI Acquisition Corp., and Xplor Energy, Inc. dated
              August 19, 1999 (previously filed).

  23.1        Consent of KPMG LLP.

  99.1 Stock Purchase Warrant Nos. 99A-1 and 99A-2 for the purchase of a total of 2,336,066 (subject to adjustment) shares of Harken Energy
              Corporation common stock (previously filed).